EXHIBIT 99.1

                                  NEWS RELEASE

                                                              Company Contacts:
                                      Investors: Frank Hopkins or Chris Paulsen
                                     Media and Public Affairs:   Susan Spratlen
                                                                 (972) 444-9001

                       Pioneer Announces Drilling Results

Dallas, Texas, April 10, 2006 -- Pioneer Natural Resources Company (NYSE:PXD) provided an update today on recent drilling activity in the Edwards Trend, Alaska and West Africa.

Edwards Trend

Pioneer has accumulated over 170,000 acres in the Edwards Trend - a tight gas, proven resource play that extends over 250 miles across South Texas. The Company's working interests (WI) range from 80% to 100%. Since 1999, Pioneer has drilled more than 60 horizontal wells in the trend and currently produces approximately 35 million cubic feet of gas per day (MMcfpd), mostly from the 80 wells it operates in the Pawnee field. The Company has over 20 new prospects identified and under lease within the trend. In 2006, the Company plans to drill 20 to 30 wells and test 10 to 15 of the new prospects.

Pioneer currently has three rigs drilling in the play, with two additional rigs scheduled to arrive by July. One more rig will arrive by year end, and one rig is under contract for delivery in 2007.

To test its first new prospect in the Edwards Trend, Pioneer has drilled four wells which have successfully delineated a gas accumulation spanning at least six miles. The new field is similar to the 300 Bcf Pawnee field which is approximately ten miles to the northeast.

The first well drilled, the Schulz #1, tested at an initial rate of 2.8 MMcfpd, and has stabilized after six months of production at a rate of 1.3 MMcfpd. The Nichols #1 was drilled four miles southwest of the Schulz #1 and tested at 2.5 MMcfpd. The Sinor Ranch #1 and Fulbright #1 were drilled between the first two wells and are being completed. All four wells found gas columns of over 300 feet.

Pioneer is currently preparing a development plan for the new field and is contracting for a 150 square mile 3-D seismic survey to be completed during 2006. Development drilling is expected to begin later this year based on the new seismic and well production data.

"We are very encouraged with the early success in our Edwards Trend play," said Scott Sheffield, Pioneer's Chairman and CEO. "We consistently drill horizontal wells at Pawnee for $3 million to $3.5 million per well and have a thorough understanding of the Edwards geology. With the dominant acreage position we have built over the last year and the rigs under contract to execute our plan into next year, we expect to replicate our past success in this trend and steadily grow our gas reserves and production through at least the end of this decade."

Alaska

The 2005 - 2006 winter drilling season program includes three exploratory wells in the Central North Slope area where Pioneer and its partners are testing multiple play types which are close to existing infrastructure. Pioneer's Arctic Fox drilling rig is being utilized for the three-well program and is demonstrating the efficiency of having a more mobile, built-for-purpose rig to maximize activity during the short winter-only drilling season on the North Slope.




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Pioneer  announced  in early  March  that  the  Hailstorm  #1 well  (50% WI) was unsuccessful. It was drilled to test the first of multiple prospects in the 153,000-acre Pioneer-operated Storms area just south of the giant Prudhoe Bay field. ConocoPhillips holds the remaining 50% working interest. The Hailstorm well was drilled to a total depth of 9,840 feet and found non-commercial hydrocarbons in the Ivishak formation. Additional prospects have been identified in a variety of established play types and are likely to be tested in future years.

The Cronus #1 well (90% WI) was planned to test multiple objectives on a prospect just west of the Meltwater field. A Torok sequence similar to those productive at Meltwater was the primary objective of the well. A thick, oil-bearing sand section in the Torok and a thin, oil-bearing sand in the Jurassic-aged Kuparuk C were penetrated by the well. Wireline and core data are currently being analyzed and integrated with 3-D seismic to determine if appraisal activities are warranted during the 2006 - 2007 winter drilling season.

Drilling on the Antigua Prospect (32% WI) is currently underway. This location is immediately adjacent to the Kuparuk River field. ConocoPhillips is operating this well and has a 63% working interest.

West Africa

Pioneer participated in the drilling of the Pina 1-X well on Block 256 (25% WI) in the deepwater of Nigeria. The 631,000-acre block is operated by Devon Energy. The well tested multiple objectives on a large thrust structure located near the western edge of the block. The well was drilled to a total depth of 16,645 feet and found two non-commercial gas reservoirs. The partners plan to drill a well in early 2007 to test a different play type.

Impact of Drilling Update on First Quarter 2006 Financial Results

In light of the above drilling update, the Company is now expecting exploration and abandonment charges for the first quarter of 2006 to range from $80 million to $90 million. The first quarter exploration and abandonment charge includes approximately $40 million attributable to drilling, acreage and seismic costs incurred in Nigeria. The Nigerian charges are not currently deductible for U.S. tax purposes; consequently, the first quarter Nigerian charges will be the same on both a pre-tax and after-tax basis.

In addition to the above exploration and abandonment charges, the Company will recognize an incremental pre-tax charge in the first quarter of approximately $42 million ($26 million after-tax) related to updated third-party bids for the Company's abandonment obligation for the East Cameron 322 field that was lost during Hurricane Rita. Insurance is expected to cover most of this cost. Insurance recoveries will be recognized as income in future quarters as the amount of the recoveries becomes known.

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States, Canada and Africa. For more information, visit Pioneer's website at www.pxd.com

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties which may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, third party approvals, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, availability of drilling equipment, Pioneer's ability to replace reserves, implement its business plans or complete its development projects as scheduled, access to and cost of capital, the assumptions underlying production forecasts, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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